                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(e) or sec.240.14a-12

                               JENNY CRAIG, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                               JENNY CRAIG, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 6, 1996

THE STOCKHOLDERS OF JENNY CRAIG, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jenny Craig, Inc. (the "Company") will be held at the Sheraton Grand Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on Wednesday, November 6, 1996, at 2:00 p.m. (Pacific Standard Time), for the following purposes:

     1. To elect seven directors for terms of one year each and until their successors are duly elected and qualified;

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants for fiscal year 1997; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on September 20, 1996, as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and at any adjournment thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours during the ten days prior to the meeting at the offices of the Company, 11355 North Torrey Pines Road, La Jolla, California 92037.

     You are cordially invited to attend this meeting. Whether you expect to attend the meeting or not, we encourage you to vote your shares by dating and signing the enclosed proxy and returning it as promptly as possible in the accompanying postage guaranteed envelope.

                                          By order of the Board of Directors

                                          Marvin Sears
                                          Secretary

La Jolla, California
October 3, 1996

                               JENNY CRAIG, INC.
                         11355 NORTH TORREY PINES ROAD
                           LA JOLLA, CALIFORNIA 92037

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 6, 1996

     This Proxy Statement and the accompanying proxy are being furnished to stockholders of Jenny Craig, Inc. (the "Company") in connection with the solicitation of the enclosed proxy by or on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Grand Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on November 6, 1996, at 2:00 p.m. and at any and all adjournments thereof. This Proxy Statement and the accompanying proxy are being first mailed on or about October 3, 1996.

                                 PROXY; VOTING

     When the enclosed proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting and at any adjournment thereof as directed by the stockholder executing the proxy, unless it is earlier revoked. If no directions are given on the proxy with respect to any particular matter to be acted upon at the Annual Meeting or at any adjournment thereof, the shares represented by the proxy will be voted in favor of such matter. Any stockholder executing and delivering the proxy has the right to revoke it at any time before the authority granted thereby is exercised, by the due execution of another proxy bearing a later date or by written notification of revocation to the Secretary of the Company. Stockholders who are present in person at the Annual Meeting may also revoke their proxy and vote in person if they so desire.

     At September 20, 1996, the Company had outstanding 20,871,251 shares of Common Stock. Each share of Common Stock entitles its owner to one vote upon each matter to come before the Annual Meeting. Only stockholders of record at the close of business on September 20, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting and at any adjournment thereof.

     The election of directors requires a plurality of the votes cast. Broker non-votes will not have any effect on the proposals being submitted to the stockholders at the 1996 Annual Meeting. Votes returned by proxy to the Company's transfer agent will be tabulated by the transfer agent. The Company's transfer agent will act as Inspector of Election at the meeting and will count the votes based on the votes returned by proxy and votes cast at the meeting.

                            SOLICITATION OF PROXIES

     This solicitation of proxies is being made by the Board of Directors of the Company and the expenses thereof will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone, telegraph, or personal interview by officers of the Company. The Company expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     The following table and the notes thereto set forth information as of September 3, 1996, relating to beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act")) of the equity securities of the Company, SJF Enterprises, Inc. ("SJF") and Craig Enterprises, Inc. ("Craig Enterprises") by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the voting stock of the Company, SJF or Craig Enterprises, (ii) each director and nominee of the Company and each of the executive officers named in the Summary Compensation Table and
(iii) all directors and executive officers of the Company as a group:

                                                                       NUMBER OF
                                                                       SHARES OF
                                                                      COMMON STOCK
                                                                     OF THE COMPANY
                                                                      BENEFICIALLY       PERCENT
NAME OF BENEFICIAL OWNER                                              OWNED(1)(2)       OWNERSHIP
------------------------                                             --------------     ---------
Sidney Craig(3)....................................................    14,212,500         68.1%
Jenny Craig(3).....................................................    14,212,500         68.1%
SJF Enterprises, Inc.(3)...........................................    13,838,600         66.3%
FMR Corp.(4).......................................................     2,348,400         11.2%
  82 Devonshire Street
  Boston, Massachusetts 02109
C. Joseph LaBonte..................................................       610,100(5)       2.8%
Scott Bice.........................................................         5,500(5)          *
Marvin Sears.......................................................         7,000(5)          *
Andrea Van de Kamp.................................................         6,000(5)          *
Robert Wolf........................................................         5,500(5)          *
Michael L. Jeub....................................................        50,000(5)          *
Leslie A. Koll.....................................................        25,000(5)          *
All directors and executive officers as a group (13
  persons)(3)(5)...................................................    14,950,100         69.2%

---------------
 *  Less than 1%.

(1) The Common Stock is the only class of equity securities of the Company outstanding.

(2) Except as otherwise noted, all persons listed in the table have sole voting and investment power with respect to their shares, subject to the rights of their spouses under applicable community property laws.

(3) The address for these beneficial holders is: Jenny Craig, Inc., 11355 North Torrey Pines Road, La Jolla, California 92037. SJF and its wholly-owned subsidiary, DA Holdings, Inc., are the record owners of the aggregate number of shares set forth opposite SJF's name. Because of the facts described below, Sidney and Jenny Craig may be deemed to be the beneficial owners of these shares pursuant to Rule 13d-3 under the Exchange Act. The only class of equity securities outstanding of SJF is common stock, par value $.01 per share, of which 980 shares are outstanding and beneficially owned by Craig Enterprises. The only equity securities outstanding of Craig Enterprises are 90 shares of common stock, par value $.01 per share, which are beneficially owned (as defined in Rule 13d-3 of the Exchange Act) by Sidney and Jenny Craig. Sidney and Jenny Craig each are directors and the Company's Chairman and Vice-Chairman, respectively. See "Nominees for Election to Board of Directors." Sidney and Jenny Craig hold their shares of Craig Enterprises common stock as community property and exercise joint voting and investment power with respect to such shares. Of the 14,212,500 shares shown as beneficially owned by Sidney Craig and Jenny Craig as of September 3, 1996, 13,838,600 are the shares beneficially owned by SJF on such date and 373,900 are shares owned by The Sidney and Jenny Craig Foundation of which Sidney Craig is President and a director and Jenny Craig is Vice President and Chief Financial Officer and a director.

(4) Based solely on information contained in the Schedule 13G of FMR Corp. filed with the Securities and Exchange Commission on September 10, 1996, which indicates that FMR Corp., together with its wholly-owned subsidiary, Fidelity Management & Research Company, is the beneficial owner of

     2,348,400 shares of Common Stock as of August 31, 1996 and possesses sole dispositive power with respect to all of the shares of Common Stock beneficially owned by it.

(5) Includes shares of Common Stock which may be acquired as of September 3, 1996 or within 60 days thereafter pursuant to the exercise of options as follows: Scott Bice (5,500); C. Joseph LaBonte (610,100); Marvin Sears (7,000); Andrea Van de Kamp (6,000); Robert Wolf (5,500); Leslie A. Koll (25,000); and Michael L. Jeub (50,000).

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven members. Seven directors will be elected at the Annual Meeting to serve until the 1997 Annual Meeting or until their successors are duly elected and qualified. Proxies representing shares of Common Stock held on the record date which are returned duly executed will be voted, unless otherwise specified, in favor of the seven nominees for the Board of Directors named below. All such nominees are members of the present Board of Directors. All nominees have consented to serve if elected, but should any nominee be unavailable to serve (which event is not anticipated), the persons named in the proxy intend to vote for such substitute nominee as the Board of Directors may recommend. SJF, which beneficially owned 13,838,600 shares of the Company's Common Stock as of the Record Date (representing approximately 66.3% of the Common Stock outstanding as of the Record Date), intends to vote for the election of the nominees listed below, thereby assuring the presence of a quorum and their election.

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

     The following table sets forth certain information with respect to each nominee:

                                          AGE
                                          ---
Sidney Craig(1).........................  64    Chairman of the Board
Jenny Craig(1)..........................  64    Vice-Chairman
C. Joseph LaBonte(1)....................  57    President, Chief Executive Officer and Director
Scott Bice(3)...........................  53    Director
Marvin Sears(2)(3)......................  69    Secretary and Director
Andrea Van de Kamp(2)(3)................  52    Director
Robert Wolf(2)..........................  54    Director

---------------
(1) Member of Executive Committee.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

     Sidney Craig has been Chairman of the Company or its predecessors since 1983 and served as Chief Executive Officer from 1983 through April, 1994.

     Jenny Craig has served as Vice-Chairman of the Company since September, 1991, as President and Chief Operating Officer of the Company or its predecessors from 1983 to August, 1991 and as a director of the Company or its predecessors from 1983 to date. Sidney and Jenny Craig are husband and wife.

     C. Joseph LaBonte became the Company's President and Chief Executive Officer in April, 1994 having served as a director of the Company since December, 1992. Mr. LaBonte is the Chairman of The Vantage Group, an investment and financial advisory firm which he founded in 1983. From 1987 through 1990, Mr. LaBonte was President, Chief Operating Officer and a Director of Reebok International Ltd. and from 1979 through 1983 he was the President, Chief Operating Officer and a Director of 20th Century Fox Film Corporation. Mr. LaBonte is a director of Celex, Inc. and an investor in and a director of various privately owned enterprises.

     Marvin Sears, a director of the Company since July 1989, has served as the Secretary of the Company since June, 1991, and as Assistant Secretary of the Company from August 1985 to June, 1991. Mr. Sears is a practicing attorney in Los Angeles, California where, since May 1989, he has been a partner in the law firm of Proskauer Rose Goetz & Mendelsohn LLP, counsel to the Company during fiscal 1996 and currently. From June 1960 until May 1989, Mr. Sears was a senior partner of the Los Angeles law firm of Pacht, Ross, Warne, Bernhard & Sears, Inc., and its successor, Shea & Gould. Mr. Sears is a member of the Board of various privately-owned business enterprises.

     Scott Bice has served as a director of the Company since February, 1995. Mr. Bice has been the Dean of the University of Southern California Law Center since 1980, and serves as a director of various privately-owned corporations.

     Andrea Van de Kamp has served as a director of the Company since August, 1994. Ms. Van de Kamp has been Senior Vice President and Managing Director of West Coast Operations, Sotheby's, since 1989. Prior to joining Sotheby's, Ms. Van de Kamp was President and Chief Executive Officer of the Independent Colleges of Southern California, and is currently a director of City National Corporation.

     Robert Wolf has served as a director of the Company since February, 1995. Mr. Wolf is the President and Chief Executive Officer of Bob Wolf Company, a marketing and advertising consulting company. Mr. Wolf was the Chairman and Chief Executive Officer of Chiat/Day North America, an advertising firm, from 1989 through November, 1995.

BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held eight meetings in fiscal year 1996. The Board of Directors established standing Audit and Compensation Committees in August, 1991. During fiscal 1996, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and of each committee of the Board of which such person was a member.

     As directed by the Board, the functions of the Audit Committee include (a) annually recommending to the Board of Directors independent public accountants as auditors of the books, records and accounts of the Company; (b) reviewing the scope of audits made by the independent public accountants; (c) receiving and reviewing the audit reports submitted by the independent public accountants; (d) determining and reviewing the duties and responsibilities of the Controller and internal auditing staff; (e) reviewing the annual program for the internal audit of the operational procedures of the Company and all major accounting policy matters; and (f) making recommendations to the Board of Directors with respect to auditing policies and procedures and the scope and extent of audits. During fiscal year 1996, the Audit Committee held two meetings.

     The functions of the Compensation Committee generally are to determine and oversee the Company's policies with respect to the compensation of the executive officers of the Company. The Compensation Committee also administers the Company's Stock Option Plan. During fiscal year 1996, the Compensation Committee held five meetings.

    CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain information concerning the compensation for services rendered to the Company and its subsidiaries for the fiscal years ended June 30, 1994, 1995 and 1996 of the Company's Chief Executive Officer and the four (4) remaining most highly compensated executive officers serving at June 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                            ANNUAL COMPENSATION                  COMPENSATION
                                     ----------------------------------     -----------------------     ALL OTHER
   NAME AND PRINCIPAL      FISCAL     SALARY     BONUS     OTHER ANNUAL      OPTIONS        LTIP       COMPENSATION
        POSITION            YEAR       ($)        ($)      COMPENSATION        (#)       PAYOUTS($)       ($)(6)
------------------------   ------    --------   -------    ------------     ----------   ----------    ------------
C. Joseph LaBonte.......    1996      750,000   287,025        87,843(1)                                    969
  President and Chief       1995      750,000   125,000       155,235(1)
  Executive Officer(1)      1994      170,673   125,000        32,400(1)     1,000,000

Sidney Craig............    1996      500,000   385,210
  Chairman(2)               1995      500,000   173,630
                            1994      500,000

Jenny Craig.............    1996      500,000   385,210
  Vice Chairman             1995      500,000   173,630         1,665(5)
                            1994      500,000                  37,474(5)

Michael L. Jeub.........    1996      250,000    80,000                                                     781
  Senior Vice President,    1995      230,128    62,500                        100,000
  Treasurer and Chief
  Financial Officer(3)

Leslie A. Koll..........    1996      250,000    35,000                                                     781
  Senior Vice President,    1995      138,301    50,000                        100,000
  Marketing(4)

---------------
(1) Mr. LaBonte was elected President and Chief Executive Officer in April, 1994. In accordance with the terms of Mr. LaBonte's employment agreement, in the fiscal year ended June 30, 1994, the Company paid $25,000 of legal fees incurred by Mr. LaBonte in connection with the negotiation of his employment agreement and paid approximately $7,400 of relocation and related expenses of Mr. LaBonte. In the fiscal year ended June 30, 1995, pursuant to the employment agreement, the Company paid approximately $150,300 of relocation and related expenses and loaned Mr. LaBonte, interest free, $1,500,000 to purchase a residence. See "Employment Agreements." $82,500 was included in other annual compensation in fiscal 1996 representing interest at 5.5% on this loan during fiscal 1996.

(2) Mr. Craig served as Chief Executive Officer of the Company through April, 1994.

(3) Mr. Jeub became Senior Vice President, Treasurer and Chief Financial Officer of the Company in July, 1994.

(4) Mr. Koll became Senior Vice President, Marketing of the Company in November, 1994.

(5) Represents payments required to be made under applicable union contracts to Mrs. Craig by an advertising agency used by the Company for appearances in television commercials produced by the advertising agency for the Company. The Company reimbursed the advertising agency for all such amounts paid to Mrs. Craig.

(6) Represents the Company's contributions to the accounts of the named executive officers pursuant to the Company's 401(k) plan.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information with respect to the exercise of options during the fiscal year ended June 30, 1996, options held at the end of the fiscal year and the value of officers' unexercised options at the end of the fiscal year.

                                                                                         VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED              IN-THE-MONEY
                                                             OPTIONS/SARS AT                OPTIONS/SARS AT
                             SHARES                        FISCAL YEAR-END(#)            FISCAL YEAR-END($)(1)
                           ACQUIRED ON      VALUE      ---------------------------   -----------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
-------------------------  -----------   -----------   -----------   -------------   -----------     -------------
C. Joseph LaBonte........       0             0          530,100        480,000      $ 5,875,735      $ 5,426,400
Michael L. Jeub..........       0             0           25,000         75,000      $   299,875      $   899,625
Leslie A. Koll...........       0             0           25,000         75,000      $   270,125      $   810,375

---------------
(1) The closing price of the Company's Common Stock on June 28, 1996, the last trading day of the fiscal year, as quoted on the New York Stock Exchange, was $17 7/8.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee's function is determining and overseeing the Company's policies with respect to the compensation of the executive officers of the Company. The Compensation Committee also administers the Company's Stock Option Plan. The Committee's goal is to have a competitive compensation plan which provides appropriate incentives to executive officers based upon the performance of the Company and which attracts and retains key managers. The Committee currently intends to structure its executive compensation in a manner that will enable the Company to deduct such compensation under the federal income tax laws.

     The compensation of the Company's Chairman, Sidney Craig, the Company's Vice Chairman, Jenny Craig, the Company's Chief Executive Officer, C. Joseph LaBonte, the Company's Senior Vice President, Treasurer and Chief Financial Officer, Michael L. Jeub, and the Company's Senior Vice President, Marketing, Leslie A. Koll, is determined pursuant to the Company's employment agreements with these officers which are summarized below under "Employment Agreements." The Committee recommended, and the Board approved, additional bonuses of $75,000 for Mr. LaBonte and $30,000 for each of Mr. and Mrs. Craig with respect to fiscal 1996, in light of the significant improvement in results of operations achieved by the Company during fiscal 1996.

     The following description of the Company's compensation policy applies to the executive officers other than the Chairman, Vice-Chairman, President and Chief Executive Officer.

     The compensation program of the Company for executive officers during fiscal 1996 consisted of cash compensation which included base salary and a cash bonus, and an award of stock options under the Company's Stock Option Plan. The fiscal 1996 base salaries for executive officers of the Company, other than those who had entered into employment agreements with the Company, were determined by the Chief Executive Officer of the Company.

     In November, 1995, the Compensation Committee approved a performance-based incentive compensation plan for fiscal 1996 which provides for incentive bonus payments to the executive officers and other members of senior management of the Company other than the Chairman, Vice-Chairman, and Chief Executive Officer. The incentive compensation plan provides for bonuses to management based in part upon the financial performance of the Company and in part upon the performance of the individual. The financial performance of the Company is measured by its revenues and operating income for fiscal 1996 compared to pre-established targets. The performance of the individual during the fiscal year is measured by his or her individual performance against pre-established performance objectives. Senior management evaluated the individual performance of persons reporting to them and communicated those evaluations to the Chief

Executive Officer. The Chief Executive Officer evaluated the performance of individuals reporting to him and reviewed the evaluations received from other senior management. The final awards to each individual participating in the incentive compensation plan were determined by the Chief Executive Officer of the Company.

     Executive officers of the Company are also eligible to participate in the Management Deferred Bonus Program which provides for a bonus pool to be determined by the Board of Directors which cannot exceed 1% of operating income and specified percentages of the increase, if any, in operating income over the prior year. Amounts awarded under the Management Deferred Bonus Program are paid 25% in cash approximately 90 days after the end of the fiscal year with the remaining 75% deferred for five years and vesting 20% in each of those years. For fiscal 1996, the executive officers of the Company receiving cash bonuses under the incentive compensation plan described above did not participate in the Management Deferred Bonus Program.

     The stock option component of executive officer compensation is to reward management for performance over the long term as reflected in the Company's stock price. Stock options only produce value to executives if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The amount of stock options awarded to executive officers during fiscal 1996 was based upon recommendations of the Chief Executive Officer and took into account, where applicable, the number of options previously granted to an executive officer. In granting options and establishing the amount of the grant, the Committee considered the recipient's position with the Company and subjective evaluations of the recipient's individual performance and potential contribution. Options granted during fiscal 1996 were at exercise prices equal to market price on the date of grant.

                                          Andrea Van de Kamp
                                          Marvin Sears
                                          Robert Wolf

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements, effective November 5, 1991, with each of Sidney and Jenny Craig, members of its Board of Directors and indirect principal stockholders, and the Company's Chairman and Vice-Chairman, respectively. Each of the employment agreements was for a term of three years (which has been extended as described below), and provides for compensation of $500,000 plus an annual bonus of .5% of operating income if operating income increases by 16% or more over the prior year, and 1% of operating income if operating income increases by 25% or more over the prior year, provided that the annual bonus is to be pro rated for the fiscal year in which the employment agreements terminate. Each of the employment agreements has been extended on the same terms and conditions, such extensions to be automatic, on a year-by-year basis, subject to the right of either party to terminate the employment agreement at the end of any employment year during the extended term by written notice given 60 days prior to the termination date.

     The Company has entered into an employment agreement with Mr. LaBonte providing for his employment as President and Chief Executive Officer of the Company through June 30, 1998. Mr. LaBonte's annual base salary is $750,000 and the agreement provides for a sign-on bonus of $250,000, 50% of which was paid in fiscal 1994 and 50% of which was paid in fiscal 1995. Commencing with fiscal 1995, Mr. LaBonte is entitled to receive an annual bonus equal to 2.5% of the amount (less $250,000 in the case of the bonus for fiscal 1995) by which the Company's income before taxes exceeds $30,000,000. Mr. LaBonte was granted options to purchase 1,000,000 shares of common stock of the Company at an exercise price of $6.57 per share. The options become exercisable at the rate of 20,000 per month commencing in May, 1994. Under the employment agreement, the Company agreed to lend Mr. LaBonte up to $1,500,000 interest free for the purpose of purchasing a principal residence in the vicinity of Del Mar, California. This loan was made in June, 1995, is secured by a first trust deed on the residence and is due at the earlier of the sale of the residence or one year after termination of employment. Craig Enterprises has agreed with Mr. LaBonte that if his employment was not terminated for cause as defined in his employment agreement, as and when the loan became due Craig Enterprises would use its best efforts to cause the Company to forgive the loan or, if the loan was not forgiven, Craig Enterprises would indemnify Mr. LaBonte for the amount of the loan. The Company agreed to reimburse Mr. LaBonte for relocation expenses and for up to $10,000 per month of expenses for temporary lodging for up to one year or the earlier purchase of a residence in the vicinity of Del Mar, California. If Mr. LaBonte's employment terminates as the result of his death or disability, or as a result of a termination by the Company, without cause, Mr. LaBonte or his estate will receive the base salary for the balance of the employment term plus six months and any unpaid annual bonus. The amount of base salary payable by the Company in the event of Mr. LaBonte's death would be offset by insurance proceeds payable to Mr. LaBonte from any policy maintained by the Company and in the case of disability by payments under any long term disability plan maintained by the Company. Mr. LaBonte may terminate his employment following a change of control and in such event he would receive, in a lump sum discounted at the prime rate, the base salary payable through the date six months after the end of the employment term and any unpaid annual bonus.

     The Company has entered into an employment agreement with Mr. Michael L. Jeub providing for his employment as Senior Vice President, Treasurer and Chief Financial Officer. Mr. Jeub's annual base salary under the agreement is $250,000 with a bonus at the discretion of the Board. Mr. Jeub also received options to purchase 100,000 shares of common stock of the Company at an exercise price of $5.88 per share. The options vest and become exercisable in four equal annual installments commencing one year from the date of grant. If the Company terminates Mr. Jeub's employment without cause, or if Mr. Jeub terminates his employment within ninety (90) days following a change of control of the Company, Mr. Jeub is entitled to receive a severance payment equal to one year's salary payable in twelve (12) equal monthly installments.

     The Company has entered into an employment agreement with Mr. Leslie A. Koll providing for his employment as Senior Vice President of Marketing of the Company. Mr. Koll's annual base salary under the agreement is $250,000 with a bonus at the discretion of the Board. Mr. Koll also received options to purchase 100,000 shares of common stock of the Company at an exercise price of $7.07 per share. The options vest and become exercisable in four equal annual installments commencing one year from the date of grant. If the Company terminates Mr. Koll's employment without cause, all of his options not then exercisable become exercisable. If the Company terminates Mr. Koll's employment without cause, or if Mr. Koll terminates his employment within ninety (90) days following a change of control of the Company, Mr. Koll is entitled to receive a severance payment equal to one year's salary payable in twelve (12) equal monthly installments.

STOCK PERFORMANCE GRAPH

     Set forth below is a graph comparing the yearly percentage change in cumulative total stockholder return for the Company's Common Stock compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Consumer & Household Services Index. The graph and the values set forth in the table below assume $100.00 invested in Common Stock of the Company on October 29, 1991 and $100.00 invested in the S&P 500 Index and the Dow Jones Consumer & Household Services Index on October 31, 1991.

                                                                   Dow Jones
                                                                  Consumer &
      Measurement Period         Jenny Craig,                      Household
    (Fiscal Year Covered)            Inc.           S&P 500        Services
10/29/91                            $ 100.00       $ 100.00        $ 100.00
6/30/92                             $  57.00       $ 106.00        $ 103.00
6/30/93                             $  72.00       $ 121.00        $ 115.00
6/30/94                             $  28.00       $ 122.00        $ 131.00
6/30/95                             $  38.00       $ 154.00        $ 149.00
6/30/96                             $  83.00       $ 194.00        $ 185.00

COMPENSATION OF DIRECTORS

     Outside directors are paid $5,000 per quarter plus $2,000 for each meeting of the Board of Directors and each meeting of a committee of the Board of Directors which takes place other than on the date of a Board meeting. Directors, including non-employee directors, are eligible to receive non-qualified options to purchase the Company's Common Stock under the Company's Stock Option Plan, including pursuant to an automatic formula in the Option Plan which provides for a grant to non-employee directors of an option for 5,000 shares upon joining the Board and a grant of 500 shares on each anniversary thereof.

     The Company entered into an agreement with Marvin Sears, effective September 15, 1993, pursuant to which the Company granted to Mr. Sears 10,000 Director Units which provided for Mr. Sears to receive within thirty (30) days of the Termination Date (as defined below) an amount equal to the increase in market value of 10,000 shares of Common Stock of the Company from the market value on the effective date of the agreement, which was $14.94 per share. The Termination Date under the agreement was the earliest of September 15, 1996, the date of termination of Mr. Sears' status as a director, or the date upon which a change of control of the Company occurs. Effective August 20, 1996, the Company and Mr. Sears amended the agreement to allow Mr. Sears to exercise his Director Units at any time prior to the first anniversary of the date of termination of his status as a director. Upon exercise of each Director Unit, the amount by which the market value of a share of Common Stock on the date of exercise exceeds $14.94 will be payable by the Company to Mr. Sears.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently composed of Andrea Van de Kamp, a director of the Company, Marvin Sears, the Secretary and a director of the Company and Robert Wolf, a director of the Company. Mr. Sears is a partner of Proskauer Rose Goetz & Mendelsohn LLP, counsel to the Company during fiscal 1996 and presently. Mr. Sears will not continue on the Compensation Committee following the Annual Meeting of Stockholders.

CERTAIN TRANSACTIONS

     In March, 1996, SJF Enterprises, Inc., a company controlled by Sidney Craig and Jenny Craig, sold 2,000,000 shares of the Company's common stock to the Company at a price of $10 per share pursuant to the dutch auction self tender offer (the "Tender Offer") commenced by the Company on February 14, 1996 and open to all stockholders. Pursuant to the Tender Offer, the Company purchased an aggregate of 3,464,189 shares of its common stock from its stockholders at a purchase price of $10 per share.

     Sidney and Jenny Craig own all of the outstanding stock of Jenny Craig Weight Loss Centres (N.Z.) Limited, a New Zealand corporation which owns the 16 franchised Centres in New Zealand. For the year ended June 30, 1996 aggregate gross revenues to the Company from the New Zealand operation amounted to $4,143,000.

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of KPMG Peat Marwick LLP to conduct an audit, in accordance with generally accepted auditing standards, of the Company's financial statements for the fiscal year ending June 30, 1997. KPMG Peat Marwick LLP has served as independent auditors for the past twelve fiscal years. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if so desired. This selection is being submitted for ratification at the meeting. SJF, which beneficially owned 13,838,600 shares of the Company's Common Stock as of the Record Date (representing approximately 66.3% of the Common Stock outstanding as of the Record Date) intends to vote for ratification of the independent auditors, thereby assuring such ratification.

     The Board of Directors recommends that stockholders vote FOR ratification of KPMG Peat Marwick LLP as independent auditors for the Company.

                                 OTHER MATTERS

     The Board of Directors is not aware presently of any matters to be presented at the Annual Meeting other than the matters set forth herein. If, however, other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment on such matters. Stockholder proposals, intended to be included in the proxy materials relating to the Annual Meeting of Stockholders expected to be held in 1997, must be received by the Company not later than June 5, 1997. Such proposals should be addressed to the Secretary of the Company.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders containing audited financial statements for the year ended June 30, 1996 is being mailed herewith to all stockholders of record.

                                          By order of the Board of Directors

                                          Marvin Sears
                                          Secretary

La Jolla, California
October 3, 1996

PROXY
                                JENNY CRAIG, INC.

            11355 NORTH TORREY PINES ROAD, LA JOLLA, CALIFORNIA 92037

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF STOCKHOLDERS OF JENNY CRAIG, INC.
                     CALLED FOR WEDNESDAY, NOVEMBER 6, 1996

The undersigned hereby appoints Sidney Craig, C. Joseph LaBonte, and Michael Jeub, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to vote and represent as designated below all shares of common stock of Jenny Craig, Inc. held of record by the undersigned at the Annual Meeting of Stockholders of Jenny Craig, Inc. to be held at the Sheraton Grand Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on Wednesday, November 6, 1996, at 2:00 p.m. (Pacific Standard
Time) and at any and all adjournments or postponements thereof.

                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                               [JENNY CRAIG LOGO]

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example. /X/


                             FOR all nominees         WITHHOLD AUTHORITY
                             listed to the right      to vote for all
                             (except as marked to     nominees listed
                             the contrary)
1. ELECTION OF DIRECTORS:          / /                      / /

NOMINEES: Sidney Craig, Jenny Craig, C. Joseph LaBonte, Marvin Sears, Scott
          Bice, Andrea Van de Kamp, Robert Wolf

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


-------------------------------------------------------------------------------

2. Proposal to approve the appointment of            FOR   AGAINST  ABSTAIN
   KPMG Peat Marwick LLP as independent auditors.    / /     / /      / /


3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

Signature ___________________________________________

Signature (if held jointly)_____________________________________Dated:____, 1996

Note: Please date this Proxy and sign exactly as your name appears thereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                      YOUR VOTE IS IMPORTANT TO THE COMPANY



                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
               AND RETURNING IT IN THE ENCLOSED POSTPAID ENVELOPE